EXHIBIT 99.1

NEWS	Contact: Clay Williams (713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FIRST QUARTER 2009 EARNINGS AND BACKLOG
HOUSTON, TX, April 23, 2009 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its first quarter ended March 31, 2009 it earned net income of $470 million, or $1.13 per fully diluted share, compared to fourth quarter ended December 31, 2008 net income of $585 million, or $1.40 per fully diluted share. Earnings per share increased 2 percent compared to the first quarter of 2008, when the Company earned $398 million or $1.11 per fully diluted share.
In addition to reported results, the Company is also providing supplemental results, which include the combined financial results for the Company and Grant Prideco as if the April 21, 2008 acquisition occurred at the beginning of 2008. The Company’s revenues and operating profit for the first quarter of 2009 were $3,481 million and $720 million, respectively. Revenues decreased 9 percent from the fourth quarter of 2008, and increased 10 percent from the first quarter of 2008, on this adjusted combined basis. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was up 17 percent from the first quarter of 2008 to the first quarter of 2009, on a combined basis, and down 48 percent from the fourth quarter of 2008 to the first quarter of 2009.
New capital equipment orders during the quarter were $240 million, net of orders removed from backlog of $32 million. Backlog for capital equipment orders for the Company’s Rig Technology segment was $9.6 billion at March 31, 2009 compared to $11.1 billion at December 31, 2008.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our solid backlog for drilling equipment enabled our Company to generate strong earnings in the first quarter, despite a sharp downturn in drilling activity and available credit to our customers. Though the pace of new capital equipment orders has slowed in the short run, we believe investment in drilling equipment will resume, to enable the industry to explore new oil and gas frontiers. Nevertheless market conditions remain very challenging, and the timing of a recovery is uncertain. We are well positioned for this market, given our strong financial resources, high cash flow, and exceptional backlog through 2010. We plan to execute strategic opportunities arising from the current downturn, both internal and external, to further enhance our business.”
Rig Technology
First quarter revenues for the Rig Technology segment were $2,199 million, an increase of 5 percent over the fourth quarter of 2008 and an increase of 37 percent from the first quarter of

2008. Operating profit for this segment was $606 million, or 27.6 percent of sales. Operating profit flow-through was up 44 percent from the fourth quarter of 2008 to the first quarter of 2009, and was up 34 percent from the first quarter of 2008 to the first quarter of 2009. Revenue out of backlog for the segment increased 15 percent sequentially and rose 49 percent year-over-year, to $1,688 million for the first quarter of 2009. Non-backlog revenue declined 18 percent sequentially, and increased 8 percent from the first quarter of 2008.
Petroleum Services & Supplies
Revenues for the first quarter of 2009 for the Petroleum Services & Supplies segment were $1,014 million, down 27 percent compared to fourth quarter 2008 results and down 23 percent from the first quarter of 2008, on an adjusted combined basis for the merger. Operating profit was $164 million, or 16.2 percent of revenue, a decrease of 52 percent from the fourth quarter of 2008. Operating profit flow-through was down 47 percent sequentially and down 50 percent from the prior year, on an adjusted combined basis for the merger.
Distribution Services
The Distribution Services segment generated first quarter revenues of $408 million, which were down 16 percent from the fourth quarter of 2008 and represented a 11 percent increase from the first quarter of 2008. First quarter operating profit was $25 million or 6.1 percent of sales. Operating profit flow-through from the first quarter of 2008 to the first quarter of 2009 was up 14 percent. Operating profit flow-through was down 24 percent from the fourth quarter of 2008 to the first quarter of 2009.
The Company has scheduled a conference call for April 23, 2009, at 9:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2053 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,232	$1,543
Receivables, net	2,892	3,136
Inventories, net	3,833	3,806
Costs in excess of billings	616	618
Deferred income taxes	206	271
Prepaid and other current assets	411	283

Total current assets	10,190	9,657

Property, plant and equipment, net	1,677	1,677
Deferred income taxes	147	126
Goodwill	5,281	5,225
Intangibles, net	4,241	4,300
Investment in unconsolidated affiliate	451	421
Other assets	93	73

	$22,080	$21,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$855	$852
Accrued liabilities	2,467	2,376
Billings in excess of costs	2,083	2,161
Current portion of long-term debt and short-term borrowings	5	4
Accrued income taxes	358	230

Total current liabilities	5,768	5,623

Long-term debt	868	870
Deferred income taxes	2,144	2,134
Other liabilities	127	128

Total liabilities	8,907	8,755

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 418,129,630 and 417,350,924 shares issued and outstanding at March 31, 2009 and December 31, 2008	4	4
Additional paid-in capital	8,005	7,989
Accumulated other comprehensive loss	(194)	(161)
Retained earnings	5,266	4,796

Total Company stockholders’ equity	13,081	12,628
Noncontrolling interests	92	96

Total stockholders’ equity	13,173	12,724

	$22,080	$21,479

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Revenue:
Rig technology	$2,199	$1,603	$2,088
Petroleum services and supplies	1,014	830	1,387
Distribution services	408	366	483
Eliminations	(140)	(114)	(148)

Total revenue	3,481	2,685	3,810
Gross profit	1,039	797	1,209
Gross profit %	29.8%	29.7%	31.7%
Selling, general, and administrative	319	228	332
Transaction costs	—	—	20

Operating profit	720	569	857

Interest and financial costs	(13)	(10)	(14)
Interest income	2	16	8
Equity income in unconsolidated affiliate	28	—	16
Other income (expense), net	(36)	13	9

Income before income taxes	701	588	876
Provision for income taxes	228	188	286

Net income	473	400	590
Net income attributable to noncontrolling interests	3	2	5

Net income attributable to Company	$470	$398	$585

Net income attributable to Company per share:

Basic	$1.13	$1.12	$1.41

Diluted	$1.13	$1.11	$1.40

Weighted average shares outstanding:

Basic	416	356	416

Diluted	418	359	417

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Revenue:
Rig technology	$2,199	$1,603	$2,088
Petroleum services and supplies	1,014	1,313	1,387
Distribution services	408	366	483
Eliminations	(140)	(113)	(148)

Total Revenue	$3,481	$3,169	$3,810

Operating profit:
Rig technology	$606	$406	$557
Petroleum services and supplies	164	314	341
Distribution services	25	19	43
Unallocated expenses and eliminations	(75)	(72)	(64)

Total operating profit (before transaction costs)	$720	$667	$877

Operating profit %:
Rig technology	27.6%	25.3%	26.7%
Petroleum services and supplies	16.2%	23.9%	24.6%
Distribution services	6.1%	5.2%	8.9%
Other unallocated	—	—	—

Total operating profit (before transaction costs)	20.7%	21.0%	23.0%

Note (1): The unaudited as adjusted results represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$470	$398	$585
Provision for income taxes	228	188	286
Interest expense	13	10	14
Depreciation and amortization	116	61	118
Transaction costs	—	—	20

EBITDA (Note 1)	$827	$657	$1,023

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and transaction costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com